Exhibit 99.CODEETH

REALTY FUNDS, INC.

CODE OF ETHICS

Adopted Pursuant to Rule 17j-1

I.                                        Introduction

The Board of Directors (the “Board”) of Realty Funds, Inc. (the “Company”), in accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), has approved and adopted this Code of Ethics (the “Code”) and has determined that this Code is reasonably designed to prevent Access Persons, as defined herein, from engaging in conduct prohibited by Rule 17j-1. This Code also sets forth the general fiduciary principles to which all of the Company’s Access Persons are subject and establishes reporting requirements for Access Persons. Certain capitalized terms used in this Code and not defined in the text herein, such as “Access Persons,” are defined in Appendix A.

A.                                   About the Company and the Advisor

The Company is a registered investment company that consists of multiple investment portfolios of exchange-traded funds, each of which is hereinafter referred to as a “Fund.” XShares Advisors LLC (the “Advisor”) is the investment adviser for the Funds. BNY Investment Advisors acts as the investment sub-advisor to the Funds (the “Sub-Advisor”). In managing the Funds, the Advisor employs a passive, or indexing, strategy which seeks to replicate, for each Fund’s investment portfolio, the composition of each Fund’s benchmark index (the “Underlying Index”). A third party that is unaffiliated with the Advisor, the Sub-Advisor, or the Company, Adelante Shares LLC, is the creator of each of the Underlying Indexes (“Adelante” or the “Index Creator”). The composition of each Underlying Index is maintained by a third party, Standard & Poor’s (“S&P” or the “Index Administrator”), that is unaffiliated with the Index Creator, Advisor, the Sub-Advisor, or the Company. S&P employs the Index Methodology to determine the composition of each Underlying Index and maintain each Underlying Index. S&P alone decides the component securities in each Underlying Index and typically reconstitutes each Underlying Index only quarterly. The criteria by which S&P maintains each Underlying Index has been developed by Adelante, although Adelante has no involvement in the application of these criteria to the Underlying Indices or in deciding the make-up of each Underlying Index. ALPS Distributors, Inc. serves as the distributor of creation units for each Fund on an agency basis. In adopting this Code, the Board took into consideration all of these facts.

B.                                     Who is covered by the Code

This Code applies to all Access Persons of the Company, which includes all Directors of the Company (both Interested Directors and Independent Directors), and all officers of the Company. However, certain of the reporting and pre-clearance requirements set forth in Section III do not apply to persons who are subject to the code of ethics adopted by the Advisor, Sub- Advisor or Distributor (“Advisor Access Persons”). Instead, those individuals (principally, the Company’s Interested Directors and those officers of the Company that are also affiliated with the Advisor, Sub-Advisor or Distributor) will be subject to the reporting and pre-clearance requirements established in the Advisor’s, Sub-Advisor’s or Distributor’s code of ethics.

II.            Statement of General Fiduciary Principles

The Company requires that its Directors, officers and Access Persons conduct their personal investment activities in accordance with the following general fiduciary principles:

•                 the duty at all times to place the interests of the Company’s shareholders first;

•                 the requirement that all personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•                 the fundamental standard that Company personnel should not take inappropriate advantage of their positions.

In view of the foregoing, the provisions of Section 17(j) of the 1940 Act, the Securities and Exchange Commission’s (the “SEC”) 1940 Act Release No. 23958 “Personal Investment Activities of Investment Company Personnel” (August 24, 1999), the “Report of the Advisory Group on Personal Investing” issued by the Investment Company Institute on May 9, 1994, the SEC’s September 1994 Report on “Personal Investment Activities of Investment Company Personnel,” and the SEC’s 1940 Act Release No. 26492 “Investment Adviser Code of Ethics” (August 31, 2004), the Company has determined to adopt this Code to specify a code of conduct for certain types of personal securities transactions which might involve conflicts of interest or an appearance of impropriety and to establish reporting requirements and enforcement procedures.

III.                                Restrictions on Personal Investing Activities

A.                                   General Policy

No Access Person shall, in connection with the direct or indirect purchase or sale of a Security “held or to be acquired” by a Fund:

•                 employ any device, scheme or artifice to defraud the Funds;

•                 make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;

•                 engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Funds; or

•                 engage in any manipulative practice with respect to the Funds.

B.                                     Prohibition Against Insider Trading

Access Persons and the members of their Family/Household are prohibited from engaging in or helping others engage in, insider trading. Generally, the “insider trading” doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

(1)                   trading while in possession of material, nonpublic information;

(2)                   communicating (“tipping”) such information to others;

(3)                   recommending the purchase or sale of securities on the basis of such information; or

(4)                   providing substantial assistance to someone who is engaged in any of the above activities.

This means that Access Persons and members of their Family/Household may not trade with respect to a particular security or issuer at a time when that person knows or should know that he or she is in possession of material nonpublic information about the issuer or security. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company’s securities. Material information can also relate to events or circumstances affecting the market for a company’s securities such as information about an expected government ruling or regulation that can affect the business of a company in which a Fund invests. Information is considered nonpublic until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services).

C.                                     Pre-clearance of Investments in IPOs or Limited Offerings

Access Persons who also meet the definition of Investment Personnel may not directly or indirectly acquire Beneficial Ownership in any Securities in an IPO or Limited Offering without obtaining, in advance of the transaction, clearance from the Advisor’s Chief Compliance Officer (“CCO”) (Access Persons who are subject to the Sub-Advisor’s Code of Ethics must obtain pre-clearance from the Sub-Advisor’s Chief Compliance Officer). In order to obtain pre-clearance, a person meeting the definition of Investment Personnel must complete and submit to the CCO a Personal Trade Request Form (a “PTR”) which is included as Appendix B. The CCO must review each request for approval and record the decision regarding the request. The general standards for granting or denying pre-clearance are discussed below, although the CCO retains authority to grant pre-clearance in exceptional circumstances for good cause. If pre-clearance is obtained, the approval is valid for the day on which it is granted and the immediately following business day. The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.

Pre-clearance will typically not be given to an Access Person to purchase or sell any IPO or Limited Offering of an issuer (i) if such Security is a component Security in an Underlying Index, on a day when the Security is “being considered for purchase or sale” by the Fund or

(ii) if such Security is not a component Security in an Underlying Index but public notice has been given that such Security will be added to, or removed from, an Underlying Index, until such time as the applicable Fund completes the reconstitution of its portfolio to replicate the Security’s weighting in the Underlying Index.

D.                                    Restrictions on Personal Securities Transactions by Access Persons other than Independent Directors and Advisor Access Persons (“Company-Only Access  Persons”)

Each Company-Only Access Person shall direct his or her broker to supply to the CCO, on a timely basis, duplicate copies of confirmations of all Securities transactions, other than for Exempt Securities, in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and copies of periodic statements for all securities accounts.

(1)                                 Pre-clearance

Company-Only Access Persons may not buy or sell Securities, other than Exempt Securities, for any account in which he or she has any direct or indirect Beneficial Ownership, unless such person obtains, in advance of the transaction, clearance for that transaction from the Company’s CCO or his designee. The CCO has designated the Advisor’s CCO as the person responsible for reviewing and granting pre-clearance requests under this Code. The general standards for granting or denying pre-clearance are discussed below, although the CCO retains authority to grant pre-clearance in exceptional circumstances for good cause.

Pre-clearance must be obtained for all Securities, except Exempt Securities, that either (i) are included as a component Security in an Underlying Index or (ii) for which public notice has been given that such Security will be added to, or deleted from, an Underlying Index.

In order to obtain pre-clearance, a Company-Only Access Person must complete and submit to the CCO a PTR. If the transaction is approved by the CCO, that approval is valid for the day on which it is granted and the immediately following business day. The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.

Pre-clearance will typically not be given to a Company-Only Access Person to purchase or sell any Security of an issuer (i) if such Security is a component Security in an Underlying Index, on a day when the Security is being considered for purchase or sale by the Fund or (ii) if such Security is not a component Security in an Underlying Index but public notice has been given that such Security will be added to, or deleted from, an Underlying Index, until such time as the applicable Fund completes the reconstitution of its portfolio to replicate the Security’s weighting in the Underlying Index.

(2)                                 Prohibition on Short-Term Trading

Company-Only Access Persons may not purchase and sell, or sell and purchase, within any period of 30 calendar days, a Security, other than an Exempt Security, held by a Fund. If any such transactions occur, the Company will require any profits from the transactions to be disgorged for donation by the Company to charity. In applying the 30 calendar day holding period, the Company will apply the “last-in, first-out” methodology.

(3)                                 Prohibition on Short Sales and Similar Transactions.

Company-Only Access Persons may not purchase a put option or sell a call option, sell short or otherwise take a short position, either directly or through any Beneficial Ownership, in any Security held by any Fund.

E.                                      Restrictions on Personal Securities Transactions by Access Persons who are Independent Directors

The Company recognizes that Independent Directors do not have on-going, day-to-day involvement with the operations of the Company and are not involved in decisions regarding Fund portfolio transactions. In addition, it is the practice of the Company to give information about Securities purchased or sold by each Fund, or considered for purchase and sale by each Fund, to Independent Directors in materials circulated more than 15 days after such Securities are purchased or sold by a Fund or are considered for purchase or sale by a Fund.

Accordingly, the Company believes that less stringent controls are appropriate for Independent Directors, as follows:

1.                                       The Securities pre-clearance requirement contained in paragraph III.D.1. and the short-term trading and short sale restrictions in paragraphs III.D.2 and III D.3 above shall only apply to an Independent Director if he or she knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known, that at the time of his or her transaction in a Security (other than an Exempt Security) or during the 15-day period before that transaction, that the Security was also purchased or sold by a Fund or considered for the purchase or sale by a Fund.

2.                                       If the pre-clearance provisions of the preceding paragraph apply, no pre-clearance will be given to an Independent Director to purchase or sell any Security of an issuer (i) if such Security is a component Security in an Underlying Index, on a day when the Security is being considered for purchase or sale by the Fund; (ii) if such Security is not a component Security in an Underlying Index but public notice has been given that such Security will be added to, or deleted from, an Underlying Index, until such time as the applicable Fund completes the reconstitution of its portfolio to replicate the Security’s weighting in the Underlying Index; or (iii) when the CCO has been advised by the Advisor that the same Security is being considered for purchase or sale for a Fund.

IV.                                Reporting Requirements and Procedures

In order to provide the Company with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons, the following reporting requirements regarding personal securities transactions apply.

A.                                   Reporting Requirements for Company-Only Access Persons

(1)                                 Initial and Annual Holdings Reports: Within ten days after a person becomes a Company-Only Access Person, and annually thereafter, such person shall submit to the CCO a completed Initial/Annual Holdings Report substantially in the form attached hereto as Appendix C. Each holdings report must contain, at a minimum, (a) the title and type of Security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security (other than an Exempt Security) in which the person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the person maintains an account in which any Securities other than Exempt Securities are held for the person’s direct or indirect benefit; and (c) the date the person submits the report. The Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became a Company-Only Access Person and the Annual Holdings Report shall be submitted no later than January 31 and must be current as of a date no more than 45 days prior to the date the report is submitted.

(2)                                 Quarterly Report: Each Company-Only Access Person shall submit reports substantially in the form attached hereto as Appendix D to the CCO, showing all transactions in Securities (other than Exempt Securities) in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any Securities, other than Exempt Securities, were held for the direct or indirect beneficial interest of the person. Such reports shall be filed no later than 30 days after the end of each calendar quarter. A Company-Only Access Person need not make a quarterly transaction report under this paragraph if all of the information required by this paragraph is contained in the brokerage confirmations or account statements required to be submitted under III.D above. The Report must include the date on which such report was submitted to the CCO.

B.                                     Reporting Requirements for Independent Directors

An Independent Director need not make an initial or annual holdings report described in paragraph IV. A.1 above and shall only be required to submit the quarterly report required under paragraph IV.A.2 for a transaction in a Security (other than an Exempt Security) where he or she knew (or should have known) at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as a director, should have known that during the 15-day period immediately preceding or after the date of the transaction, such Security is or was purchased or sold, or considered for purchase or sale, by a Fund.

V.                                    Administration of the Code

A.                                   The CCO’s Duties and Responsibilities

(1)                                 The CCO shall promptly provide all persons covered by this Code with a copy of the Code. In addition, all persons covered by this Code must complete the Acknowledgment included as Appendix E within ten days of becoming subject to this Code and must submit an Acknowledgment to the CCO by January 31 each year thereafter;

(2)                                 The CCO shall identify all Access Persons and all Company-Only Access Persons and inform them of their reporting obligations promptly;

(3)                                 In determining whether to approve a PTR, the CCO will determine, in good faith, whether the Access Person or Company-Only Access Person knew, or should have known, that a Fund had engaged in a transaction involving, or was contemplating a transaction involving, such a Security with 15 days of the PTR. The CCO must maintain a record of any decision relating to pre-clearance requests, and the reasons supporting the decision, for at least five years after the end of the fiscal year in which the approval is granted;

(4)                                 The CCO will, on a quarterly basis, compare all reported personal securities transactions with the Funds’ completed portfolio transactions during the quarter to determine whether a Code violation may have occurred. The CCO may request additional information or take any other appropriate measure that he or she decides is necessary to aid in this determination;

(5)                                 If the CCO finds that a Code violation may have occurred, the CCO must report the possible violation to the Board;

(6)                                 The CCO will submit his or her own reports (as required) to an alternate compliance officer who will fulfill the duties of the CCO with respect to such reports; and

(7)                                 At least annually, the CCO must furnish to the Board, and the Board must consider, a written report that describes any issues arising under the Code since the previous report, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and certifies that the Code contains policies and procedures reasonably designed to prevent Access Persons from violating the Code.

B.                                     The Board’s Duties and Responsibilities

(1)                                 The Board must approve this Code and the code of ethics of the Advisor and the Sub-Advisor before initially retaining their services;

(2)                                 The Board must approve all material changes to this Code and the code of ethics of the Advisor and the Sub-Advisor no later than six months after adoption of the material change; and

(3)                                 The Board will determine, in its sole discretion, whether a person has violated the Code. If it is determined that a person violated the Code, the Board shall determine the appropriate disciplinary action to be taken and sanctions to be imposed.

C.                                     The Advisor’s and Sub-Advisor’s Duties and Responsibilities

(1)                                 The Advisor and Sub-Advisor shall submit to the Board a copy of its code of ethics adopted pursuant to Rule 17j- 1;

(2)                                 The Advisor and Sub-Advisor shall report to the Board in writing any material change to their code of ethics within six months of its adoption; and

(3)                                 At least annually, the Advisor and Sub-Advisor shall furnish to the Board, and the Board shall consider, a written report that describes any issues arising under their respective code of ethics since the previous report, including, but not limited to, information about material violations of the code of ethics or procedures and sanctions imposed in response to the material violations; and certifies that the Advisor and Sub-Advisor have adopted procedures reasonably necessary to prevent its Access Persons from violating the code of ethics.

VI.                                Recordkeeping

The Company will maintain records as set forth below. These records will be maintained in accordance with Rule 17j-1 under the 1940 Act and the following requirements. They will be available for examination by representatives of the Securities and Exchange Commission (the “SEC”) and other regulatory agencies.

A.                                   A copy of this Code and any other code adopted by the Company which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place.

B.                                     A record of any Code violation and of any action taken as a result of the violation will be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

C.                                     A copy of each report submitted by an Access Person under this Code will be preserved for a period of at least five years from the end of the fiscal year in which the report is made or the information is provided, for the first two years in an easily accessible place.

D.                                    A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, and a list of those who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

E.                                      A copy of each annual issues report and accompanying certification, as required by this Code, must be maintained for at least five years from the end of the fiscal year in which it is made, for the first two years in any easily accessible place.

VII.                            Miscellaneous

A.                                   Confidentiality. The Company will endeavor to maintain the confidentiality of all PTRs and any other information filed pursuant to this Code. Such reports and related information, however, may be produced to the SEC and other regulatory agencies.

B.                                     The “should have known” standard. For purposes of this Code, the “should have known” standard does not:

•                 imply a duty of inquiry;

•                 presume that the individual should have deduced or extrapolated from discussions or memoranda dealing with a Fund’s investment strategies; or

•                 impute knowledge from the individual’s awareness of a Fund’s portfolio holdings, market considerations, benchmark index, or investment policies, objectives and restrictions.

Adopted: September 6, 2007;